Contacts:
Big 5 Sporting Goods Corporation
Charles Kirk
Sr. Vice President and Chief Financial Officer
(310) 536-0611

Robert Jaffe
PondelWilkinson MS&L
(323) 866-6060

BIG 5 SPORTING GOODS ANNOUNCES 4th QUARTER AND FULL FISCAL YEAR 2003 SALES RESULTS

- Same Store Sales Increase of 3.6% Represents 32nd Consecutive Quarter of
Same Store Sales Growth -

El Segundo, CA — January 8, 2004 — Big 5 Sporting Goods Corporation (NASDAQ:BGFV), the leading sporting goods retailer in the western United States, today reported that net sales for the fourth quarter ended December 28, 2003 increased 8.5% to $191.8 million from $176.7 million in the same period last year. Same store sales increased 3.6% for the quarter, representing the 32nd consecutive quarter of same store sales increases.

Net sales for the fiscal year ended December 28, 2003 increased 6.3% to $709.7 million from $667.5 million for fiscal 2002. Same store sales increased 2.2% for fiscal 2003.

Steven G. Miller, Big 5’s Chairman, President and Chief Executive Officer, said, “We are pleased to have achieved our 32nd consecutive quarterly increase in same store sales and to have posted our strongest quarterly comp store sales gain in fiscal year 2003. We realized same store increases in all of our geographical regions and in each of our three major merchandise categories — footwear, apparel and hard goods.”

Big 5 expects to report its full financial results for the 2003 fourth quarter and full year on February 11, 2004, after market close. The Company will also provide first quarter and full year guidance for fiscal 2004 in that report.

About Big 5 Sporting Goods Corporation

Big 5 is the leading sporting goods retailer in the western United States, operating 293 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

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Big 5 Sporting Goods Corporation
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Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on March 31, 2003. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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